Exhibit 99.1

USANA Health Sciences Announces Increased Share Repurchase Authorization To $130 Million

SALT LAKE CITY--(BUSINESS WIRE)--February 5, 2020--USANA Health Sciences, Inc. (NYSE: USNA) today announced that the Company’s Board of Directors has authorized up to $130 million in share repurchase authorization, which is inclusive of the $30.0 million remaining under the share repurchase authorization as of December 28, 2019.

Repurchases may be made from time to time, in the open market, through block trades or otherwise, subject to applicable rules of the Securities and Exchange Commission. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China in connection with the Chinese government’s continued review of the health products and direct selling industries; regulatory risk in the United States in connection with the direct selling business model; the impact to our business in China from the outbreak of and response to the coronavirus; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280